COINSURANCE AGREEMENT

Between

NORTH AMERICA LIFE INSURANCE COMPANY

Austin, Texas

and

SECURITY NATIONAL LIFE INSURANCE COMPANY

Salt Lake City, Utah

COINSURANCE AGREEMENT

THIS COINSURANCE AGREEMENT ("Agreement") is entered into by and between NORTH AMERICA LIFE INSURANCE COMPANY, a Texas stipulated premium life insurance company (the "Company"), and SECURITY NATIONAL LIFE INSURANCE COMPANY, ("Reinsurer"), a Utah life insurance company.

WHEREAS, the Company has issued, assumed or coinsured certain insurance Policies (as defined herein); and

WHEREAS, the Company desires to transfer contractual obligations and risks under certain of the Policies to Reinsurer, and Reinsurer desires to acquire, such contractual rights, obligations and risks as coinsurance; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants herein contained, and intending to be legally bound hereby, the Company and the Reinsurer do hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized words and terms shall have the following meanings when used in this Agreement:

1.1           Books and Records. All original files and records, in whatever form, in the possession or under the control of the Company related to the Policies and useful or necessary in their underwriting, reserving, or administration, including, but not limited to, policy files, claims files and underwriting files, policy form files (including all files relating to the filing and approval of policy forms, applications and riders with insurance regulatory authorities); rate filings and actuarial data developed or utilized by the Company or on its behalf in support of premium rates charged under the Policies; and premium tax records and reports for the Policies now in the hands of the Company.

1.2           Closing. The closing of the transactions contemplated in ARTICLE 8 of this Agreement.

1.3           Closing Date. The date upon which the Closing shall take place which shall be February 4, 2011, or such other date and time as the parties may mutually agree in writing.

1.4           Coinsurance Effective Date. December 1, 2010, the date the coinsurance of the Coinsured Policies by the Reinsurer is effective.

1.5           Coinsured Policy or Policies. Each and all Policies that are (a) identified by policy number and policyholder name in the Policy Schedule 1.5 delivered at Closing, as may be revised from time to time by mutual agreement of the parties, and (b) in force and effect in accordance with the terms of the Policy as of the Coinsurance Effective Date or reinstated in accordance with the terms of the Policy on or after the Coinsurance Effective Date or as disclosed in Schedule 4.6.

1.6           Company Reserves and Liabilities. The amount determined in accordance with Section 4.11.

1.7           Excluded Liabilities. Any claims or liability under, in connection with or with respect to the Policies (a) for Taxes payable with respect to premiums collected on Policies in force in all periods prior to the Coinsurance Effective Date; (b) arising from participation in any guaranty fund, insolvency fund, plan, pool, association or other similar organization and which is based on premiums collected on Policies in force in any period on or prior to the Coinsurance Effective Date or (c) any liability not arising from the terms and conditions of the Policies, including any liability arising under agreements with third parties, Policyholders or agents.

1.8           Existing Reinsurance Coverage. All contracts, agreements and treaties of reinsurance between the Company and any third-party reinsurer that (a) are in force and effect as of the Coinsurance Effective Date and (b) cover any risks associated with the Polices and identified in Schedule 1.8.

1.9           Extracontractual Liabilities. Any claim or liability under, in connection with or with respect to the Policies for "bad faith," punitive, exemplary or other extra-contractual damages that are based upon, relate to or arise out of any act, error or omission of a party, or any of such party's officers, directors, agents or employees, whether intentional or otherwise.

1.10         Loss. All costs and expenses (including interest, penalties, reasonable attorneys', accountants' and actuaries' fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, deficiencies, liabilities, obligations, claims and judgments sustained or incurred by, or asserted against, a party entitled to indemnity hereunder.

1.11         Paid-up Policies means those Policies for which no premium installments are due from the Policyholder in accordance with the terms of the Policy, including any reduced paid-up Policies, but shall not include the paid up portion of any Policy on which premium installments are due from the Policyholder, more specifically identified as those Policies listed on Schedule 1.13 that are not on Schedule l.5.

1.12         Policyholder.  Any individual or entity who is the owner of a Policy or who has the right to terminate or lapse the Policy, effect changes of beneficiary, coverage limits, add or terminate persons covered under such Policy or direct any other policy changes in such Policy.

1.13         Policy or Policies. Each or all of those insurance policies, including any endorsements, riders or schedules, issued, coinsured or assumed by the Company that are (a) identified by policy number and policyholder name on the Policy Schedule 1.13 delivered at Closing which includes the Coinsured Policies and the Paid-up Policies, as may be revised from time to time by mutual agreement of the parties, and (b) in force and effect in accordance with the terms of the Policy as of the Coinsurance Effective Date or reinstated in accordance with the terms of the Policy on or after the Coinsurance Effective Date.

1.14           Producer. Any agent, broker, representative, or subagent of any person having a Producer Agreement.

1.15           Producer Agreement. Any written agreement between the Company and any Producer, including any assignments of compensation thereunder, and relating to the solicitation, sale, marketing, production or servicing of any of the Policies.

1.16           Producer Payments. Any expense allowance, commission, override commission, service fee or other compensation payable by the Company to a Producer pursuant to a Producer Agreement other than as specified in Schedule 2.6.1.

1.17           Required Closing Date Approvals shall mean the authorization and/or approval of the Texas Department of Insurance of the execution, delivery and performance of this Agreement by Company and the approval of the execution, delivery and performance of this Agreement by the Board of Directors of Company and Reinsurer.

1.18           Service Notice. The notice to be sent by the Reinsurer to the Policyholders of the Coinsured Policies pursuant to Section 3.5 of the Services Agreement.

1.19           Services Agreement. The Administrative Services Agreement between the Company and the Reinsurer.

1.20           Settlement Amount. The amount specified in Section 8.1.

1.21           Support Services. The services to be provided in connection with the Coinsured Policies under the Services Agreement.

1.22           Transition Date. The date upon which the Reinsurer will commence the performance of Support Services in connection with the Policies, pursuant to the Services Agreement, which shall be February 1, 2011 unless the Parties otherwise agree.

1.23           Transition Period. The period from the Coinsurance Effective Date to the Transition Date, during which the Company shall be responsible for providing the Support Services defined in the Services Agreement in connection with the Coinsured Policies.

ARTICLE 2

REINSURANCE

2.1           Reinsurance of Policies. Subject to the terms and conditions of this Agreement, Reinsurer shall coinsure the Coinsured Policies as of the Coinsurance Effective Date, in exchange for receipt of the Settlement Amount from the Company.

2.2           Entry into Services Agreement. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Company and the Reinsurer shall enter into the Services Agreement.

2.3           Transition of Services. The Transition Date shall be February 1, 2011, or such other date as the parties shall mutually agree. Commencing on the Coinsurance Effective Date and continuing through the Transition Date, the Company shall administer the Coinsured Policies on behalf of the Reinsurer and for the period from the Coinsurance Effective Date to the Transition Date, the Reinsurer shall pay the Company at the prorated rate of $24 per premium paying policy per year and $12 per paid up policy per year.  Reinsurer shall perform all Services with respect to all Coinsured Policies under the terms of the Services Agreement.

2.4           Transfer of Books and Records. As of the Coinsurance Effective Date, the Company shall begin the transfer the Books and Records relating to the Policies to the Reinsurer and will complete the transfer of all Books and Records by the Transition Date. All Books and Records in electronic form shall be transferred in an electronic format agreed to between the parties hereto.

2.5           Regulatory Approvals. The Company, at its sole expense, shall be responsible for obtaining any Required Closing Date Approvals from the insurance regulatory authorities in its state of domicile on or before the Closing Date. The Reinsurer shall be responsible for obtaining all other Required Closing Date Approvals.

2.6           Assignment of Producer Agreements.

2.6.1         Effective as of the Coinsurance Effective Date, the Company shall assign, transfer, set over, and convey to the Reinsurer, in a form acceptable to Reinsurer, all of the Company's rights, liabilities, and obligations, to the extent such rights, liabilities, and obligations relate to the Coinsured Policies, under the Producer Agreements (excluding, however, any such rights, liabilities, or obligations that relate to any period prior to the Coinsurance Effective Date and all such rights, liabilities and obligations regarding any Producer Agreements or Producer Payments related to the sale or servicing of any Coinsured Policy other than the Final Expense Commissions for agents specified in Schedule 2.6.1), and except as provided herein, the Reinsurer shall assume the obligations of the Company to pay any Producer Payments due such Producers from the Company pursuant to any such Producer Agreement with respect to premiums collected and received by the Reinsurer or for the Reinsurer's account under the Coinsured Policies only for any periods on and after the Coinsurance Effective Date in accordance with the terms of the Coinsurance Agreement. However Reinsurer shall pay Company, from collected premiums on final expense policies, any Final Expense Commission due a Producer regarding a commission receivable for advance commissions for the period prior to the Coinsurance Effective Date upon advance written notice by Company of such receivable. The Company shall cooperate with the Reinsurer to cause the appointment of Producers as agents of the Reinsurer as required for the purpose of paying such Producer Payments. Any liability for compensation to Producers not set forth in the Producer Agreements furnished by the Company to the Reinsurer shall remain the obligation of the Company, and the Company shall indemnify and hold harmless the Reinsurer from any liability for any compensation to Producers in excess of that set forth in the Producer Agreements.

2.6.2         Company and Reinsurer agree to monitor and exchange Producer Payments information, for purposes of determining Producer vesting status and other Producer Payments.

ARTICLE 3

COINSURANCE

3.1           Coinsurance. Subject to the terms and conditions of this Agreement, effective as of the Coinsurance Effective Date, the Company hereby cedes to Reinsurer and Reinsurer hereby accepts and coinsures one hundred percent of the Company’s contractual liabilities under the Coinsured Policies (other than Excluded Liabilities), by means of indemnity reinsurance.  On and after the Coinsurance Effective Date, Reinsurer shall be entitled to exercise all contractual rights and privileges of the Company under the Coinsured Policies in accordance with the terms and provisions of such Coinsured Policies.  After the Closing Date, Reinsurer agrees to be responsible for one hundred percent (100%) of the contractual liabilities under the Coinsured Policies (other than Excluded Liabilities), and shall, at its sole expense, administer the Coinsured Policies in all respects in the name, and on behalf, of the Company in accordance with the terms and conditions of the Services Agreement.

3.2           Lapse, Reinstatement. In no event shall such coinsurance with respect to a particular Coinsured Policy be in force and binding unless such underlying Coinsured Policy is in force and binding or has lapsed but would be entitled to reinstatement by its terms of the Coinsured Policy as of the Coinsurance Effective Date.

3.3           Reduction. With respect to each of the Coinsured Policies, the amount of reinsurance hereunder shall be maintained in force without reduction so long as the Coinsured Policy remains in force without reduction.  If there is a reduction with respect to a Coinsured Policy, Reinsurer’s liability with respect thereto shall be equally reduced.  All coinsurance for which Reinsurer is liable hereunder shall be subject to the same rates, terms, conditions, limitations and restrictions as are contained in the Coinsured Policy.

3.4           Reimbursement. On and after the Coinsurance Effective Date, and except as provided in Sections 10.4 and 10.5, Reinsurer shall bear and shall have responsibility for reimbursing the Company for all payments the Company makes (or since the Coinsurance Effective Date, has made) of liabilities in accordance with the terms of the Policy with respect to the Coinsured Policies.

3.5           Reinsurer Directions. The Company shall comply with any reasonable legal directions from the Reinsurer on all matters affecting the Reinsurer’s obligations with respect to the Coinsured Policies; provided that the Reinsurer shall indemnify and defend the Company in connection therewith pursuant to Section 13.2 hereof.

3.6           Duration of Coinsurance; Recapture.  The coinsurance provided under this Agreement shall remain continuously in force. The Coinsured Policies are not eligible for recapture by the Company.

3.7           Parties to Coinsurance.  This Agreement provides for indemnity reinsurance solely between the Company and Reinsurer.  The acceptance of reinsurance under this Coinsurance Agreement shall not create any right or legal relation between the Reinsurer and any Policyholder under a Coinsured Policy, and the Company shall be and remain solely liable to such Policyholder under the Coinsured Policy.

3.8           Paid-Up Policies. In addition to the Coinsured Policies, the parties agree that the terms of this Agreement shall apply to the Paid-up Policies under the following terms and conditions:

3.8.1         At the close of any month following the Transition Date, Company may offer to Reinsurer for Coinsurance under the terms of this Agreement, specified policies from the Paid-up Policies in a Paid-up Coinsurance Offer with the form attached hereto as Schedule 3.8.1 (the “Offer”).

3.8.2         Each Offer shall identify the Paid-up Policies, the Company Reserves and Liabilities relating to such Paid-up Policies and the Assets to be transferred to Reinsurer in exchange for the Coinsurance as well as the Ceding Commission, which shall be determined as the proportion of the Paid-up Policies subject to the Offer multiplied by $518,471 as adjusted for any reduction in the number of Paid-up Policies.

3.8.3         Reinsurer shall have ten (10) business days from receipt of the Offer to determine if its terms are acceptable, and will either accept the Offer, or reject the Offer with specific requirements necessary to cure the Offer to make it acceptable, by return of the form in Schedule 3.8.1 properly completed.  An Offer can only be rejected if the Reinsurer does not believe the Company Reserves and Liabilities are correctly calculated or if the Reinsurer does not believe the Assets to be transferred meet its standards for reserve investments.

3.8.4         Upon the acceptance of an Offer, the Coinsurance under this Agreement of the designated Paid-up Policies will be effective as of the first day of the month following the date of the Acceptance subject to receipt by Reinsurer of the identified Assets within ten (10) days of the Acceptance of the Offer.

3.8.5         If all of the Assets are not timely delivered to Reinsurer, the Offer shall lapse and the Coinsurance will be null and void, ab initio.

3.8.6         If Company cures all deficiencies specified in the rejection of the Offer, in a manner acceptable to Reinsurer, the Coinsurance of the Paid-up Policies will be effective under Sections 3.8.4 and 3.8.5 above.

3.8.7          If Company fails to timely cure all deficiencies in the rejection of the Offer, the Offer will expire and the Paid-up Policies and Assets will remain with Company until included in a subsequent Offer.

ARTICLE 4

COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Reinsurer as follows:

4.1            Company's Corporate Existence and Authority. The Company is a stipulated premium life insurance company organized, existing and in good standing under the laws of the State of Texas, and the execution, delivery and performance of this Agreement and the Services Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered to the Reinsurer by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms except (a) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (b) for the limitations imposed by general principles of equity. The execution, delivery and performance by the Company of this Agreement do not and will not:

4.1.1         Conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) the bylaws or certificate of incorporation of the Company or any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which the Company is a party or by which the Company is or may be bound.

4.1.2         Subject to obtaining any Required Closing Date Approvals, violate any law, order, rule, or regulation applicable to the Company.

4.2           Policy Forms. Each policy, amendment, rider and form used in connection with the Policies has been properly approved or deemed approved by appropriate insurance regulatory authorities, and any of these items issued to Policyholders have been validly issued on approved forms in compliance, in all material respects, with applicable state insurance laws and regulations. Except as provided in Schedule 4.2, the Company has provided the Reinsurer with true, correct and complete specimen copies of all forms representing the Policies. The rates charged for insurance under the Policies have been determined in accordance with usual and customary actuarial principals and practices, and are not based on the race of the proposed insureds under the Policies.

4.3           Accuracy of Books and Records. All of the Books and Records of the Company relating to the Policies and which will be transferred by the Company to the Reinsurer pursuant to the terms and provisions of this Agreement are current, complete and accurate in all material respects.

4.4           Premium Taxes. Subject to Sections 10.4 and 10.5 of this Agreement, the Company has paid, or will cause to be paid, all premium taxes and guaranty fund assessments due as of the Coinsurance Effective Date with respect to the Policies.

4.5           Compliance with Law. The Company has conducted its business, including, without limitation, the underwriting, sale, issuance and administration of the Policies, in material compliance with all applicable laws (including, without limitation, insurance laws and federal and state laws), statutes, ordinances, rules, governmental regulations, writs, injunctions, judgments, decrees or orders of any governmental instrumentality or court.

4.6           Compliance with Policies. Except as specified in Schedule 4.6, the Company has conducted its business, including without limitation, the underwriting, sale, issuance and administration of the Policies, in compliance with the terms and conditions of the Policy.

4.7           Validity of Producer Agreements. All obligations of the Company to make any Producer Payments to Producers in connection with the Policies are set forth in written Producer Agreements; true, correct and complete copies of which have been furnished by the Company to the Reinsurer, and the Company is not liable for any compensation to any Producers with respect to the Policies except to the extent set forth in the Producer Agreements.

4.8           Validity of Reinsurance Agreements. All rights and obligations of the Company under any Existing Reinsurance Coverage in connection with the Policies are set forth in written reinsurance agreements; true, correct and complete copies of which have been furnished by the Company to the Reinsurer.

4.9           Litigation Against Company. Except as disclosed in Schedule 4.9, there are no actions, suits, investigations or proceedings pending or (to the best knowledge of the Company) threatened against the Company at law or in equity, in, before, or by any person (a) that involve any of the Policies and (b) that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the transactions contemplated hereby.

4.10         Company's Brokers. No broker or finder has acted directly or indirectly for the Company, nor has the Company incurred any obligation to pay any brokerage or finder's fee or other commission in connection with this Agreement and the transactions contemplated hereby.

4.11         Company Reserves and Liabilities.

4.11.1       Except as specified in Schedule 4.11.1, the Company Reserves and Liabilities as of November 30, 2010 have been calculated by the Company in accordance with (i) the terms and conditions of the Policies; (ii) the reserve requirements and generally accepted statutory accounting rules and actuarial principles and practices applicable to the Company under the laws and applicable regulations of its State of domicile; and (iii) the methodologies used by the Company in calculating Company Reserves and Liabilities for the Policies for the purposes of the most recent annual and quarterly statements of the Company filed with the insurance regulatory authorities in its State of domicile and, except as set forth in Schedule 4.11.1, consistently applied with prior periods.

4.11.2       The calculation of the Company Reserves and Liabilities as of November 30, 2010 for purposes of determining the Settlement Amount will be consistent in all material respects with the accounting rules and actuarial principles and practices (including without limitation the reserve factors) utilized in the preparation of the Company Reserves and Liabilities as of April 30, 2010, other than a reduction in the preneed reserve for future benefit increases in the amount of $1,650,000.

4.12         Company Disclosure. No warranty or representation made by the Company in this Agreement nor in any writing furnished or to be furnished by the Company to the Reinsurer pursuant hereto or in connection herewith contains or will contain any untrue statement of a material fact or omits, or will fail to state, any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5

REINSURER REPRESENTATIONS AND WARRANTIES

Reinsurer represents and warrants to the Company as follows:

5.1           Reinsurer’s Corporate Existence and Authority. Reinsurer is a stock life insurance company duly organized, validly existing and in good standing under the laws of the State of Utah and is duly qualified to transact life and health insurance in all jurisdictions in which the Policies were issued and shall continue to be so qualified at all times a Coinsured Policy is in force in such jurisdiction.  The execution, delivery and performance of this Agreement and the Services Agreement by Reinsurer has been duly authorized by all necessary corporate action on the part of Reinsurer. This Agreement has been duly and validly executed and delivered to the Company by Reinsurer and constitutes the valid and legally binding obligation of Reinsurer, enforceable in accordance with its terms except (a) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (b) for the limitations imposed by general principles of equity.

The execution, delivery and performance by Reinsurer of this Agreement do not and will not:

5.1.1         Conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration) the bylaws or certificate of incorporation of Reinsurer or any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which the it is a party or by which it is or may be bound.

5.1.2         Subject to obtaining any Required Closing Date Approvals, violate any law, order, rule, or regulation applicable to Reinsurer.

5.2           Litigation Against Reinsurer. There are no actions, suits, investigations or proceedings pending or (to the best knowledge of Reinsurer) threatened against Reinsurer at law or in equity, in, before, or by any person, that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the transactions contemplated hereby.

5.3           Reinsurer’s Brokers. Other than Caldwell and Caldwell, LLC, (for whose compensation the Reinsurer shall be solely responsible), no broker or finder has acted directly or indirectly for Reinsurer, nor has Reinsurer incurred any obligation to pay any brokerage or finder's fee or other commission in connection with this Agreement and the transactions contemplated hereby.

5.4           Reinsurer Disclosure. No warranty or representation made by Reinsurer in this Agreement or in any writing furnished or to be furnished to the Company by Reinsurer pursuant hereto or in connection herewith contains or will contain any untrue statement of a material fact or omits or will fail to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE 6

COVENANTS OF THE PARTIES

The Company and Reinsurer hereby covenant and agree as follows:

6.1           Maintenance of Business by the Company. From the date of this Agreement until the Closing Date, the Company shall, to the extent reasonably possible,

6.1.1         carry on its business in the ordinary course and consistent with past practice, using reasonable efforts, equivalent in all material respects to those business methods and practices historically followed by the Company, to maintain its relationships with those customers, Policyholders, and others with whom it has business relationships with respect to the Policies;

6.1.2         preserve intact the Company's present business organization, reputation and Policyholder relations;

6.1.3         maintain all licenses, qualifications and authorizations of the Company to do business in each jurisdiction in which it is presently licensed, qualified or authorized; and

6.1.4         use reasonable efforts, equivalent in all material respects to industry standard business methods and practices to service and conserve the Policies and maintain them in full force and effect.

6.2           No Change in Reserving Policies, Methods or Assumptions.

6.2.1         From the Effective Date of this Agreement until the Closing Date, the Company shall make no material change in its underwriting or reserving policies, practices or procedures applicable to the Policies.

6.2.2         Prior to the date hereof, the Company provided Reinsurer with the Company’s calculation of the Company Reserves and Liabilities established with respect to the Coinsured Policies as of April 30, 2010 and on or prior to Closing will provide Reinsurer with the Company’s calculation of the Company’s Reserves and Liabilities established with respect to the Coinsured Policies as of November 30, 2010, along with copies of and/or access to such supporting documentation as requested by Reinsurer.  By consummation the closing of the transactions contemplated hereby, the parties expressly acknowledge and agree that the Company Reserves and Liabilities as of November 30, 2010 have been calculated consistent in all material respect with the accounting rules and actuarial principles and practices (including without limitation the reserve factors) utilized in the preparation of the Company Reserves and Liabilities as of April 30, 2010 other than a reduction in the preneed reserve for future benefit increases in the amount of $1,650,000.

6.3           Maintenance and Assignment of Existing Reinsurance Coverage. From and after the date of this Agreement until the Closing Date, the Company shall maintain the Existing Reinsurance Coverage with respect to the Policies in full force and effect and shall, subject to the terms and conditions of the Existing Reinsurance Coverage (including without limitation the obligation to obtain consent of any reinsurer), assign all of its rights, duties and obligations thereunder for losses incurred and premiums earned on and after the Coinsurance Effective Date to the Reinsurer on the Closing Date. The Reinsurer will assume all of the Company's obligations under the Existing Reinsurance Coverage effective as of the Coinsurance Effective Date, subject to the consent, if any, of third party reinsurers as may be required thereunder. In the event the Company fails to obtain any necessary consent of a third party reinsurer, the Company shall either (i) recapture the reinsurance ceded and transfer to Reinsurer the reserves recaptured, or (ii) in the event recapture is not permitted, transfer to the Reinsurer that portion of the gross reserve relating to the relevant Policies that was not transferred as part of the Settlement Amount and thereafter retain all rights against the relevant third party reinsurer.

6.4           Continued Access to Books and Records Retained by the Company. In addition to the Books and Records transferred to Reinsurer pursuant to the provisions of Section 2.4 of this Agreement, the Company shall retain historical Books and Records relating to the Policies in accordance with the Company's generally applicable records retention policies, as in effect at the date hereof, including, without limitation, advertising materials, complaint files, loss ratio data, closed claims files, and other records relating to the Coinsured Policies or representing compilations of data with respect thereto. On and after the Closing Date, the Company shall provide Reinsurer with access to all non-privileged information in the possession or control of the Company which pertains to, and which Reinsurer reasonably requests in connection with, any claim, loss or obligation arising out of any of the Coinsured Policies. Such access shall be provided by the Company during normal business hours of the Company upon forty-eight hours advance notice or as otherwise reasonably requested by Reinsurer or its employees, accountants, actuaries, attorneys and other agents for any reasonable purpose including, without limitation, the preparation or examination of tax returns and financial statements, the review of payment and claims procedures, the adequacy of established reserves, Reinsurer's efforts to seek and obtain rate increases, the compliance by the Company with any obligations it has under this Agreement or the Services Agreement, and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the sale of Policies, or the servicing of the Policies by the Company prior to the Transition Date.

6.5           Compliance with Privacy Laws. The Company and Reinsurer shall comply with all applicable privacy and data security laws and regulations with respect to the use and disclosure of information regarding the Policies and the Policyholders which is private or confidential.

6.6           Notice of Actions Received by the Company. From the date hereof, the Company and Reinsurer shall promptly provide each other with notice of the receipt of (a) any inquiry, complaint, notice or other communication, whether oral or written, from any insurance regulatory authority that is related to the Policies or to this Agreement or the Services Agreement, including, without limitation, an alleged violation of any law, rule, regulation, bulletin or order, or a threat of any other action or proceeding against the Company or the Reinsurer, and (b) any notice, including service of process, summons or other litigation document, indicating the commencement or threatened commencement of any litigation or arbitration proceeding against the Company or Reinsurer related to any loss arising under the Policies or any matter contemplated under this Agreement or the Services Agreement.

6.7           Continued Access to Books and Records Transferred to the Reinsurer. On and after the Transition Date, Reinsurer agrees to provide the Company with access to all information in the possession or control of the Reinsurer which the Company reasonably requests in connection with the Coinsured Policies. Such access shall be provided by Reinsurer during normal business hours of Reinsurer upon forty-eight hours (two business days) advance notice or as otherwise reasonably requested by the Company or its employees, accountants, actuaries, attorneys or other agents for any reasonable purpose including, without limitation, the preparation or examination of tax returns and financial statements, the review of payment and claims procedures, the adequacy of established reserves, the compliance by the Reinsurer with any obligations it has under this Agreement or the Services Agreement, and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the sale of the Coinsured Policies or the servicing of the Coinsured Policies by the Reinsurer following the Transition Date. The Reinsurer shall maintain all books, records, files and other information related to the Coinsured Policies for such period of time as specified by applicable state laws and regulations regulating the preservation of books and records or such longer period of time as agreed by the parties hereto.

6.8           Unfair Practices. The Company shall cooperate with the Reinsurer in preserving and exercising all legal and contractual rights that may be available to the Company against any person who shall "twist," rewrite, or solicit the lapse or termination of, any of the Policies, or who shall otherwise engage in any unfair or deceptive acts or practices in connection with the Policies, which acts or practices have caused or may result in deterioration of the block of Policies reinsured by the Reinsurer or in injury to the Reinsurer’s commercial interests. The Company shall have the right to approve any action proposed to be taken by, on behalf of, or in the name of, the Company under this Section 6.8, which approval shall not be unreasonably withheld. Reinsurer shall indemnify, defend and hold the Company harmless from and against any Loss incurred by the Company as a result of actions taken by or at request of Reinsurer under this Section.

6.9           Filings, Consents and Approvals. The parties will take all commercially reasonable steps necessary or desirable, and shall proceed diligently and in good faith, to obtain as promptly as practicable all approvals, authorizations and clearances of governmental and regulatory authorities and consents of Policyholders required of the Company and Reinsurer to consummate the transactions contemplated in this Agreement and the Services Agreement, including, without limitation, the Required Closing Date Approvals, and shall cooperate with each other and provide such information and communications to such governmental and regulatory authorities as the party responsible for obtaining such approvals may reasonably request.

6.10           Conduct Pending Closing. From the date of this Agreement to the Closing Date,

6.10.1        the Company shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties of the Company contained in ARTICLE 4 hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date;

6.10.2        the Reinsurer shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties of Reinsurer contained in ARTICLE 5 hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date;

6.10.3        the Company shall notify the Reinsurer promptly of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement by the Company; and

6.10.4        Reinsurer shall notify the Company promptly of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement by the Reinsurer.

6.11           Further Assurances. Subject to the terms and conditions of this Agreement, the Company and Reinsurer will use their best efforts (a) to take, or cause to be taken, all actions, (b) to do, or cause to be done, all things, or (c) to execute any documents, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Services Agreement. On and after the Closing Date, the Company and Reinsurer will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof or the Services Agreement.

6.12           Use by the Reinsurer of the Company's Name, Logo or Service Marks. As necessary to service the Coinsured Policies or as otherwise agreed upon in writing, Reinsurer has  acquired by means of this Agreement or the Services Agreement or by any other means, the right to use the name, “NORTH AMERICA LIFE INSURANCE COMPANY” or “NALIC” or any of the Company's service marks, trademarks, designs or logos related to that name.

6.13           Communications with Policyholders. On or after the Coinsurance Effective Date all written communications with Policyholders in connection with the reinsurance of the Coinsured Policies by Reinsurer under this Agreement, or the servicing of the Coinsured Policies under the Services Agreement, shall be prepared and transmitted by Reinsurer with a copy to Company.

6.14           Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Services Agreement, including without limitation all fees and expenses of counsel, actuaries and accountants.

ARTICLE 7

CONDITIONS TO CLOSING

7.1           Conditions to the Reinsurer’s Obligations to Close. The obligation of Reinsurer to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by Reinsurer to the extent permitted by law:

7.1.1         Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals, if any, shall have been received, and the Company shall have delivered to the Reinsurer a copy of any Required Closing Date Approval issued by the insurance regulatory authorities in its State of domicile.

7.1.2         Truth of Representations and Warranties of Company. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

7.1.3         Performance of Covenants and Obligations of Company. The Company shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Company at or before the Closing.

7.1.4         Receipt of the Settlement Amount. The Settlement Amount shall have been paid to the Reinsurer.

7.1.5         Execution and Delivery of Agreements. The Services Agreement and Supplemental Agreement shall have been executed by duly authorized executive officers of the Company and delivered to the Reinsurer.

7.1.6         Delivery of Listing of Policies. The Company shall have delivered to the Reinsurer a final listing of the Policies to be reinsured by the Reinsurer under this Agreement.

7.1.7         Assignment of Existing Reinsurance Coverage. The Company shall assign to the Reinsurer all of its rights, duties and obligations under its Existing Reinsurance Coverage in a form acceptable to Reinsurer.

7.1.8         Assignment of Producer Agreements. The Company shall assign to Reinsurer all of its rights, duties and obligations under the Producers Agreements in a form acceptable to Reinsurer.

7.1.9         Assignment or Bill of Sale. The Company shall assign or transfer and convey any asset included in the Settlement Amount by assignment, bill of sale or other appropriate instrument acceptable to Reinsurer, free and clear of any lien, claim or other encumbrances.

7.1.10       Certificate. A certificate executed by an officer of the Company certifying that (i) the representations and warranties of the Company contained in ARTICLE 4 are true and correct in all material respects as of the Closing Date; and (ii) all covenants to be performed, and other conditions to Closing required to be satisfied, by the Company have been duly performed or satisfied, as applicable, in all material respects.

7.1.11       Additional Collateral.  Company shall provide Reinsurer with the additional collateral specified in Schedule 7.1.11 which shall include certain guarantees and cross collateralization.

7.1.12       Funeral Home Notices. Evidence acceptable to Reinsurer that each Funeral Home party to a prepaid funeral benefit contract funded by a Policy has confirmed that the Policy includes no provision requiring future growth in death benefit or the specific amount of growth provided for in the Policy, as applicable.

7.2           Conditions to the Company's Obligations to Close. The obligation of the Company to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Company to the extent permitted by law:

7.2.1        Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals, if any, shall have been obtained.

7.2.2        Truth of Representations and Warranties of Reinsurer. The representations and warranties of the Reinsurer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

7.2.3        Performance of Covenants and Obligations of Reinsurer. The Reinsurer shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Reinsurer at or before the Closing.

7.2.4        Execution and Delivery of Agreements. The Services Agreement shall have been executed by duly authorized executive officers of Reinsurer and delivered to Company.

7.2.5        Certificate. A certificate executed by an officer of the Reinsurer certifying that (i) the representations and warranties of the Reinsurer contained in ARTICLE 5 are true and correct in all material respects as of the Closing Date; and (ii) all covenants to be performed, and other conditions to Closing required to be satisfied, by the Reinsurer have been duly performed or satisfied, as applicable, in all material respects.

ARTICLE 8

CLOSING AND CONSIDERATION

8.1           Settlement Amount. On the Closing Date, the Company will pay Reinsurer an amount equal to the Settlement Amount.  Reinsurer shall provide the Company with wire transfer instructions and bank routing numbers for the payment of the Settlement Amount prior to the Closing Date.  The Settlement Amount will be Fifteen Million Seven Hundred Three Thousand Six Hundred Forty and 76/100 Dollars ($15,703,640.76) and shall be paid in cash and the transfer of certain assets identified in Schedule 8.1.

8.2           Closing. At the Closing, the Company shall:

8.2.1        Transfer the cash portion of Settlement Amount to Reinsurer by wire transfer of immediately available funds;

8.2.2        Deliver to Reinsurer the remaining assets identified in Schedule 8.1, free and clear of any lien or encumbrance and in a form acceptable to Reinsurer;

8.2.3        Deliver to Reinsurer a complete listing of the Policies reinsured under this Agreement.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1           Except as otherwise expressly provided herein or therein, the representations and warranties made by the Company (other than the representations and warranties set forth in Section 4.11, which shall not survive the Closing) and the Reinsurer in this Agreement or in any certificate delivered by the Company or the Reinsurer pursuant hereto or thereto, shall survive for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties made by the Company and the Reinsurer in Sections 4.1 and 5.1 shall survive indefinitely.

ARTICLE 10

UNDERTAKINGS OF REINSURER FOLLOWING CLOSING

10.1         Support Services. On and after the Transition Date, the Reinsurer shall be responsible for providing Support Services under the terms and conditions of the Services Agreement.

10.2         Premium Payments, Negotiation of Checks. Upon and after the Coinsurance Effective Date, (a) all premium payments under the Coinsured Policies shall be the sole property of Reinsurer, and (b) any premium payment received by the Company, to the extent such premium payment covers periods on and after the Coinsurance Effective Date, shall be remitted to Reinsurer. Reinsurer shall be authorized to endorse for payment all checks, drafts, and money orders payable to the Company with respect to premiums payable on the Coinsured Policies. The Company hereby assigns, to the extent permitted by law, to Reinsurer all of its rights and privileges to draft or debit the accounts of any Policyholders for premiums due under the Coinsured Policies pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between the Company and such Policyholders.

10.3           Producer Payments. Reinsurer hereby assumes the liability of the Company for Producer Payments due in respect of premiums collected and received by Reinsurer under the Coinsured Policies for periods on or after the Coinsurance Effective Date only for the Producer Agreements specified in Schedule 2.6.1 as Final Expense Commissions. During the Transition Period, Producer Payments shall be paid by the Company, for the account of Reinsurer, out of premiums collected under the Coinsured Policies in accordance with the Services Agreement. Producer Payments due in respect of Coinsured Policies after the Transition Date shall be paid by Reinsurer. Reinsurer shall be entitled to exercise all rights of the Company relating to the Coinsured Policies under the terms of the Producer Agreements, including without limitation, any rights to suspend or terminate Producer Payments which relate to the Coinsured Policies to such Producers for any reason or cause set forth in the Producer Agreements. The Company hereby transfers and assigns to Reinsurer all of its rights under such Producer Agreements, but only to the extent such rights thereunder relate to the Coinsured Policies. Any liability for Producer Payments not set forth in the Producer Agreements furnished by the Company to Reinsurer shall remain the obligation of the Company, and Reinsurer shall be indemnified and held harmless by the Company for any Producer Payments in excess of that set forth in the Producer Agreements. The Company shall provide Reinsurer with complete copies of all Producer Agreements evidencing obligations to pay Producer Payments.

10.4           Premium Taxes. The Company shall be liable for the payment of all premium Taxes on premiums received in connection with the Coinsured Policies prior to the Coinsurance Effective Date and shall remain liable for the payment of all premium Taxes on premiums received under the Coinsured Policies.  Reinsurer shall reimburse the Company for premium Taxes paid in connection with premiums received under the Coinsured Policies on and after the Coinsurance Effective Date within thirty (30) days of notice by the Company to Reinsurer of such payment.

10.5           Guaranty Fund Assessments. In the event that the Company is required to pay to (a) any guaranty fund, insolvency fund, or similar plan, pool, association or organization maintained by any jurisdiction an assessment in respect of the Coinsured Policies that is based on premiums collected or policies in force in any period after the Coinsurance Effective Date or (b) any initial issuer of a Coinsured Policy an amount in respect of such an assessment, the portion of such payment that relates to the Coinsured Policies for such period shall be reimbursed to the Company by Reinsurer within thirty (30) days of notice by the Company to Reinsurer of such payment.

10.6           Reinsurer Records. Reinsurer shall maintain true and accurate books, records, files and other information related to the Coinsured Policies for such period of time as specified by applicable state laws and regulations regulating the preservation of books and records or such longer period of time as determined by Reinsurer. Without in any way limiting the foregoing, and in order to assist the Company in satisfying its financial reporting requirements, Reinsurer shall promptly (and in no event later than fifteen (15) business days following the end of the relevant quarterly period), provide the Company with all such information reasonably necessary for the Company to determine the appropriate financial reporting treatment applicable to the Coinsured Policies, prepare its financial statement filings and satisfy its other financial reporting and regulatory obligations. So long as any Coinsured Policies are in force and subject to coinsurance hereunder, Reinsurer shall make available for inspection and copying by the Company any financial or other records pertaining to the Coinsured Policies that may reasonably be required by the Company for financial statement preparation or any other reasonable business purpose.

10.7           Reports.

10.7.1        Agreement Accounting Period. This Agreement shall be on a quarterly accounting period for all accounting settlements.

10.7.2        Quarterly Accounting Reports.   Accounting reports, as required under this Agreement, shall be submitted to the Reinsurer by the Company and by the Reinsurer to the Company, not later than 20 calendar days after the end of each calendar quarter.  Such reports shall include information on the amount of reinsurance premiums, policy loans and policy loan interest, the commission and expense allowance, claims, and reserves on the contracts reinsured for the preceding calendar quarter.

10.7.3        Quarterly Accounting Period.   The quarterly accounting shall be on a calendar-quarter basis, except that the initial quarterly accounting period shall run from the Effective Date of this Agreement, after the initial accounting has occurred, through the last day of the calendar quarter in which the Signature Date of this Agreement falls.

10.7.4        Accounting Reports.   Annual reports shall be submitted to the Company by the Reinsurer not later than 45 calendar days after the end of each calendar year. Such reports shall include information for the analysis of increase in reserves, the exhibit of life insurance, analysis of operations, Schedule T, Summary of Operations, Direct Business Pages and Exhibits 1-8, Schedule E and any other applicable information for the NAIC Convention Blank based on the contracts reinsured hereunder.  Quarterly accounting reports shall be submitted to the Reinsurer by the Company not later than 20 calendar days after the end of each calendar quarter and shall include information for Schedule T, Summary of Operations, Direct Premium and Deposit-Type Contracts, Schedule E and any other applicable information for the NAIC Quarterly Blank.  Each party shall be responsible for preparing and filing their respective financial statements as required.

10.8           Audit. Each party shall have the right to audit, at its sole expense, at the office of the other during regular business hours and upon at least forty-eight hours prior written notice, all records and procedures relating to the Coinsured Policies in the hands of the other party.

ARTICLE 11

UNDERTAKINGS OF COMPANY FOLLOWING CLOSING

11.1           Support Services. During the Transition Period, the Company shall provide Support Services in connection with the Coinsured Policies in accordance with the Services Agreement, and in a manner consistent with the administration of the Coinsured Policies prior to the Closing Date. The Company agrees to provide all reasonable assistance to Reinsurer in the transfer to Reinsurer of the obligation to provide Support Services in connection with the Coinsured Policies, including without limitation responding to questions from Reinsurer in the conversion of computer records and files to the systems of Reinsurer. The consideration relating to the Support Services and the transfer to Reinsurer of the obligation to provide Support Services shall be as provided in the Services Agreement.

11.2           Forwarding of Claims and Inquiries. After the Transition Date, the Company shall refer to Reinsurer all inquiries involving the Coinsured Policies, including, without limitation, inquiries regarding additional premiums, claims payment or policy provisions, limitations or exclusions. After the Transition Date, claims under the Coinsured Policies submitted to the Company will be forwarded to Reinsurer as promptly as practicable. After the Closing Date, the Company shall promptly, upon receipt thereof, notify Reinsurer of any written or oral complaint to or from any official of a state insurance department, any federal or state regulatory authority or any other person or entity, and any complaint threatening litigation in connection with any of the Coinsured Policies.  During the term of this Agreement, the Reinsurer shall promptly, upon receipt thereof, notify Company of any written or oral complaint to or from any official of a state insurance department, any federal or state regulatory authority or any other person or entity, and any complaint threatening litigation in connection with any of the Coinsured Policies.

ARTICLE 12

ARBITRATION

12.1           Agreement to Arbitrate. It is the intention of the parties that customs and usages of the business of insurance shall be given full effect in the interpretation of this Agreement and the Services Agreement. The parties shall act in all things with the highest good faith. All disputes between Reinsurer and the Company arising under this Agreement and the Services Agreement on which an amicable understanding cannot be reached will be decided by arbitration between the parties at a location to be mutually agreed upon between the parties in Salt Lake City, Utah or as designated by the arbitrators if agreement as to a location cannot be reached by the parties. Notwithstanding any other provision of this ARTICLE 12, if Reinsurer or the Company seeks, consents to, or acquiesces in the appointment of or otherwise becomes subject to any trustee, receiver, liquidator or conservator (including any state insurance regulatory agency or authority acting in such a capacity), the other party shall not be obligated to resolve any claim, dispute or cause of action under this Agreement by arbitration. Notwithstanding any other provision of this ARTICLE 12, nothing contained in this Agreement shall require arbitration of any issue for which equitable or injunctive relief, including specific performance, is sought.

12.2           Method. The parties intend this ARTICLE 12 to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), including any amendments to that Act which are subsequently adopted, notwithstanding any other choice of law provision set forth in this Agreement. In the event that either party refuses to submit to arbitration as required herein, the other party may request a federal or state court having jurisdiction in the matter to compel arbitration. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators. To initiate arbitration, either party shall notify the other in writing in the manner set forth in this Agreement for sending notices to the parties of its desire to arbitrate, stating the nature of the dispute and the remedy sought, and designating an arbitrator. The party to which the notice is sent shall respond thereto in writing within thirty (30) days of its receipt of such notice. In such response, the party shall also assert any claim, defense and other dispute it may have against the party initiating arbitration, and which arises out of or relates in any way to this Agreement or the Services Agreement, and designate its arbitrator. If the second party fails to respond within the time period set forth in this Section, or fails to designate its arbitrator in its response, the party initiating arbitration shall appoint a second arbitrator. The two arbitrators shall select a third arbitrator within thirty (30) days of the designation of the second arbitrator. If they are unable to agree upon the selection of the third arbitrator, they shall, within such period, each name three (3) individuals of whom the other shall decline two (2), and the decision of the third arbitrator shall be determined by drawing lots from the two remaining designees.

12.3           All arbitrators shall be active or retired officers of life or health insurance companies and be unaffiliated in any way with the parties and disinterested in the outcome of the arbitration. The arbitrators shall have the power to determine all procedural rules for the conduct of the arbitration, including but not limited to the production and inspection of documents, the examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Agreement and the Services Agreement as honorable engagements and not merely as legal obligations between the parties. They shall reach their decision from the standpoint of equity and the customs and practices of the insurance industry, and may abstain from following the strict rules of law; provided, however, that the arbitrators shall have no authority to award punitive damages against or in favor of either party (except to reimburse a party for extra-contractual or punitive damages that either the Company or the Reinsurer has paid or is legally obligated to pay to third parties). Any decision or ruling of the arbitrators need not be unanimous, but may be issued based on agreement of the majority of the arbitrators. The costs of the arbitration (except legal fees of the parties) shall be split equally between the parties, unless the arbitrators shall otherwise require in their award. Each party shall pay its own legal fees in connection with the arbitration, unless the arbitrators award legal fees and expenses of the prevailing party as part of any award. Except as otherwise specifically provided herein, the arbitration shall be conducted in accordance with the Procedures for Large Complex Commercial Disputes established by the American Arbitration Association. The decision, in writing, of the arbitrators shall be final and binding upon both of the parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction.

ARTICLE 13

INDEMNIFICATION

13.1           Indemnification By Company Under This Agreement. The Company will indemnify Reinsurer and hold it harmless from and against Loss based upon or arising out of the Company's material breach of any representation, warranty, covenant or agreement under this Agreement.

13.2           Indemnification By Reinsurer Under This Agreement. Reinsurer agrees to indemnify the Company and hold it harmless from and against Loss based upon or arising out of material breach of any representation, warranty, covenant or agreement under this Agreement.

13.3           Notice of Claim. As soon as reasonably possible, but in no event more than thirty (30) days after receipt by the party to be indemnified hereunder (the "indemnitee") of written notice of any demand, claim or circumstances which would give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding or investigation (a "Claim") that may result in a Loss, such indemnitee shall give notice thereof to the other party (the "indemnitor"). The notice shall describe the Claim in reasonable detail, and the indemnitee shall co-operate with the indemnitor in the resolution of the claim and to provide any and all information in its possession or control reasonably necessary to the defense or resolution of the claim. The failure of the indemnitee to give notice within the time provided for herein shall not affect the indemnitor's obligation under this ARTICLE 13, except if, and then only to the extent that, such failure materially prejudices the indemnitor or its ability to defend such Claim. Failure by the indemnitor to object in writing within such thirty (30) day period shall be deemed to be acceptance of the Claim by the indemnitor.

13.4           Opportunity to Defend. Within thirty (30) days of receipt of any notice as provided in Section 13.3 the indemnitor shall notify the indemnitee in writing of the acceptance of or objection to the claim and whether the indemnitor will indemnify the indemnitee and defend the same.

13.5           Procedure for Indemnification. The indemnitor shall defend or dispose of the claim at its own expense. If, in the judgment of the indemnitor, it is necessary to appoint counsel, the indemnitor shall select counsel, subject to their being approved in writing by the indemnitee, such approval not to be unreasonably withheld; provided that the indemnitee shall at all times have the right to fully participate in the defense of the Claim at its own expense or, as provided herein below, at the expense of the indemnitor.

13.6           Indemnitor Objections. In the event that the indemnitor objects to a Claim within said thirty (30) days or does not object but fails to vigorously defend and appears to be unable or unwilling to meet its indemnification obligations hereunder, the indemnitee shall have the right, but not the obligation, to undertake the defense, and to compromise and/or settle (in the exercise of reasonable business judgment) the Claim, all at the risk and expense (including, without limitation, reasonable attorneys fees and expenses) of the indemnitor.

13.7           No Compromise. Except as provided in the preceding sentence, the indemnitee shall not compromise and/or settle any Claim without the prior written consent of the indemnitor.

13.8           Cooperation. If the Claim is one that cannot by its nature be defended solely by the indemnitor, the indemnitee shall make available all information and assistance that the indemnitor may reasonably request, provided that any associated expense shall be paid by the indemnitor.

ARTICLE 14

INSOLVENCY

14.1           Payment of Benefits under Insolvency. The obligations of the Reinsurer under this Agreement shall be without diminution or in any way affected or diminished because of the insolvency of the Company. In the event of the insolvency of the Company and the appointment of a conservator, liquidator, receiver or statutory successor of the Company while coinsurance under this Agreement is in effect as to any Coinsured Policy, all coinsurance made, ceded, renewed or otherwise becoming effective shall be payable directly to such conservator, liquidator, receiver or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the Company by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims.

14.2           Required Notice of and Defense against Claims. In the event of the insolvency of the Company while coinsurance as to any Coinsured Policy is in effect under this Agreement, the conservator, liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim against the Company on a Coinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may, at its own expense, investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that the Reinsurer may deem available to the Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be payable, subject to court approval, out of the estate of the Company as a part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company in conservation or liquidation solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 15

TERMINATION

15.1           This Agreement may be terminated at any time before the Closing, by mutual written agreement of the Company and the Reinsurer.

15.2           The Reinsurer may terminate this Agreement at any time prior to Closing for material breach by the Company of any of the terms or conditions of this Agreement or for failure of any condition to Closing provided, however, that the Company shall have five (5) days to cure such breach or satisfy such condition after receipt of proper notice by the Company from the Reinsurer.

15.3           The Company may terminate this Agreement at any time prior to Closing for material breach by Reinsurer of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within that reinsurer's control; provided, however, that the reinsurer shall have five (5) days to cure such breach or satisfy such condition after receipt of proper notice from the Company.

15.4           Either the Company or the Reinsurer may terminate this Agreement at any time prior to Closing for failure of any condition to Closing, the satisfaction of which is not within either the Company or the Reinsurer’s control, or otherwise chargeable to any act or omission to act on the part of either party.

15.5           Either the Company or the Reinsurer may terminate this Agreement if the party desiring to terminate has fully performed, or has notified the other party that it is prepared to perform, all of its obligations incident to closing, and Closing hereunder has not occurred by March 31, 2011; provided, however, if Closing has not occurred due to the lack of receiving all Required Closing Date Approvals, the parties shall extend the Closing Date an additional ninety (90) days.

ARTICLE 16

TAX PROVISION

16.1           The parties hereby agree to make the election in accordance with Internal Revenue Regulation Section 1.848-2(g)(8) (the “Regulation”) under Section 848 of the Internal Revenue Code of 1986 (the “Code”), as amended, to comply with all of the requirements of such Regulation regarding such election, including, without limitation, the election statement and Tax return reporting requirements of Regulation Sections 1.848-2(g)(8)(ii) and 1.848-2(G)(8)(iii), and further agree

16.1.1        To exchange information pertaining to the amount of “net consideration” under this Agreement as defined in the Regulation;

16.1.2        That the Company shall submit its calculation of the "net consideration" for purposes of that Regulation to the Reinsurer not later than May 1st for each and every taxable year for which this Agreement is in effect;

16.1.3        That the Reinsurer may challenge such calculation within ten (10) business days of its receipt of the Company's calculation;

16.1.4        That should the Reinsurer challenge the Company's calculation of the "net consideration" and the parties be unable to agree as to the appropriate methodology to determine the "net consideration" for purposes of the Regulation, they shall refer such dispute to an outside Tax consultant unrelated to either of the parties, in lieu of the arbitration provisions of this Agreement, and the parties agree to be bound by the decision of that consultant;

16.1.5        That, pursuant to such election, the party with net positive consideration with respect to this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code; and

16.1.6        That the first taxable year for which such election shall be effective is taxable year 2011.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1           Notice. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) received by the receiving party if mailed via United States registered or certified mail, return receipt requested, or mailed by United States overnight express mail, (b) sent by facsimile or telecopy machine or email, followed by confirmation mailed by United States first-class mail or overnight express mail, or (c) delivered in person or by commercial courier to the parties at the following addresses, provided written acknowledgment of receipt is obtained:

If to the Company, to:

North America Life Insurance Company
1300 Guadalupe St., Suite 200
Austin, TX 78701
Attention: Al Range
Fax No.: (512) 347-3841

 If to Reinsurer, to:

Security National Life Insurance Company
5300 South 360 West
Salt Lake City UT 84157 -0220
Attention: Scott Quist
Fax No.: (801) 265-9882

Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 17.1.

17.2           Entire Agreement. This Agreement, including the Exhibits and Schedules  together with the Services Agreement and the Supplemental Agreement, constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, which are merged with and into this Agreement.

17.3           Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party.

17.4           Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an officer or officers duly authorized by such party of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by the duly authorized officer or officers of each party.

17.5           No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Company and the Reinsurer and their permitted successors and assigns, and it is not the intention of the parties to confer rights as a third party beneficiary to this Agreement upon any other person, except as may be contemplated in this Agreement.

17.6           Offset. Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either Company or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

17.7           Public Announcements. At all times at or before the Closing, the Company and the Reinsurer will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party's approval of the form, content and timing of such report, statement or release. If the Company and the Reinsurer are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party, required by law or by legal disclosure obligations, then such party may make or issue the legally required report, statement or release.

17.8           Confidentiality.

17.8.1        The Company and the Reinsurer will each hold, and will cause its respective officers, directors, employees, agents, consultants, attorneys and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining any Required Closing Date Approval) or by other requirements of law, all confidential documents and confidential information concerning the other party furnished to it by the other party or such other party's officers, directors, employees, agents, consultants, attorneys or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of the receiving party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement.

17.8.2        Neither the Company nor the Reinsurer will disclose or otherwise provide any such confidential information to any other person, except to that party's respective auditors, actuaries, attorneys, financial advisors and other consultants who need access to such confidential information in connection with this Agreement and the transactions contemplated herein, or, in confidence, to regulatory authorities or rating agencies such as A.M. Best.

17.8.3        If this Agreement is terminated, each of the parties will return to the other party all confidential information furnished to that party by the other party, and retrieve and destroy all copies of such confidential information distributed to any other person.

17.9           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law doctrine.

17.10         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.

17.11         Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

17.12         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

COMPANY SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has executed this Agreement.

NORTH AMERICA LIFE INSURANCE COMPANY

Date: March 3, 2011	By:	/s/ Al J. Range, Jr.
Al J. Range, Jr., President

In consideration for the execution of this Agreement by Security National Life Insurance Company, each of the undersigned, individually, and on behalf of any entity in which they own 10% or more of the voting interest or otherwise control, agree to comply with the terms of Section 6.8 of this Agreement.

By:	/s/ Clif M. Mitchell
Clif M. Mitchell

By:	/s/ Robert D. Tips
Robert D. Tips

REINSURER SIGNATURE PAGE

IN WITNESS WHEREOF, the Reinsurer has executed this Agreement.

SECURITY NATIONAL LIFE INSURANCE COMPANY

Date: March 3, 2011	By: : /s/ Scott M. Quist
Scott M. Quist, President